UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 7, 2016

LAWSON PRODUCTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10546	36-2229304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8770 W. Bryn Mawr Ave., Suite 900, Chicago, Illinois	60631
(Address of principal executive offices)	(Zip Code)

(Registrant's telephone number, including area code)	(773) 304-5050

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On November 7, 2016, Lawson Products, Inc. (the "Company") approved a plan to close its distribution center located in Fairfield, New Jersey. The decision was primarily driven by the existing excess capacity within its supply chain network, in particular, its state-of-the-art facility located in McCook, Illinois that opened in late 2012. Customers currently serviced by the Fairfield location will be serviced out of the existing McCook, Illinois and Suwanee, Georgia distribution centers.

The Company expects to be substantially complete with the closure by the end of the first quarter of 2017 and estimates total one-time cash charges associated with this action to be between $1.4 million and $1.7 million, primarily related to severance, labor and inventory transfer costs. The closure will result in approximately 37 job reductions at the Fairfield, New Jersey location. The Company expects to record the majority of the charges in the fourth quarter of 2016 and the first quarter of 2017.

Once completed, this action is expected to generate net annual savings of approximately $1.2 million. Additionally, the Company expects to record a gain upon the sale of the Fairfield, New Jersey facility in 2017 or 2018, that will exceed the costs associated with the closure.

A copy of the related press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

99.1    Press Release issued on November 8, 2016

SIGNATURES
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON PRODUCTS, INC.
(Registrant)

Date:	November 8, 2016	By: /s/ Ronald J. Knutson
Name: Ronald J. Knutson
Title: Executive Vice President, Chief Financial Officer, Treasurer and Controller

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued on November 8, 2016